Exhibit 10.18

TESCO CORPORATION
2015 SHORT TERM INCENTIVE PROGRAM

The Tesco Corporation Short Term Incentive Program (“STIP”) is a compensation program designed to motivate participating employees of TESCO and its affiliates to work as a team to accomplish the overall profitability goals of TESCO, as well as provide incentive to each individual to meet his or her business objectives.

The STIP is approved by the Board of Directors of TESCO and is reviewed annually and may be modified or discontinued in the sole discretion of the Board of Directors. The STIP for calendar year 2015 has been approved by the Board of Directors as set forth below. The parameters set for the Executive Management Team (the executive officers of Tesco Corporation, the parent corporation), are approved by, and can only be modified by, the Board of Directors. The program parameters for all other employee participants are proposed as general guidelines for management to implement but that may be modified as management deems appropriate. It is the expectation of the Board of Directors that management will use proper judgment to write goals for individuals within the spirit of these parameters, but consistent with the emphasis that management wishes to put on each employee:

Plan Parameters

In order to reward employees for individual performance, and taking into account Company financial objectives, the STIP is structured with three (3) specific areas to measure performance:

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Plan Objectives (50%): Two metrics that collectively represent 50% of the total STIP target. These are composed of a Quality and HSE performance metric (10%) and a key financial metric (40%). Both metrics are based to the 2015 Financial Plan.

•	Sequential Objectives (25%): One key financial metric that represents 25% of the total STIP target, that is based on Year-on-Year performance against 2014 Actual financial performance.

•	Strategic Objectives (25%): One key financial metric that represents 25% of the total STIP target, that is based on performance against TESCO’s Strategic Plan.

Members of the Executive Management Team and certain Vice Presidents of the subsidiaries (Levels 6 and 5) have the ability to earn up to a 2.0 factor on each individual objective. Each Objective will have an entry point (“Entry”), a Target, and a maximum payout point (“Max”). Entry is a 25% payout with a linear progression to Target, which provides a 100% payout. From Target, there is a linear progression to Max, which results in a 200% payout on that objective.

Directors of the TESCO organization (Level 4) have the ability to earn up to a 1.5 factor on each individual objective. Each Objective will have an Entry, a Target, and a Max. Entry is a 25% payout with linear progression to Target, which provides a 100% payout. From target, there is a linear progression to Max, which results in a 150% payout on that objective.

Objectives and Payout:

•	In the event that TESCO records negative Net Income for the year ending December 31, 2015, there will be no payments under the plan.

•	Calculations are based on employee’s aggregate base salary earned during the program year.

•	The Board of Directors will approve the payouts of each member of the EMT that are a Level 6 Named Executive Officer, and review and approve the remaining STIP participant payouts as a group.

•	The incentive payout will be made in the payroll currency of the plan participant.

•	Payout is made no later than March 15 of the following year.

•	STIP payouts are based on audited financial results.

Employment Status

•	Employees entering the plan during the year will have their STIP payout calculated using their aggregate base salary earned while in the plan.

•	Employees terminated or resigning at any time prior to December 31, 2014 will not receive any payment under the STIP.

•	Employees terminated or resigning from the Company after December 31, 2014, but before the payout date, will receive their payout in accordance with the STIP at the same time as other recipients.

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The Company reserves the right to modify responsibilities and positions as may be required from time to time. Such modifications may result in the future ineligibility of an employee for participation in the STIP. In such cases, any earned incentive will be calculated using their aggregate base salary earned while in the plan.

•	Situations not covered above will be resolved by the President and Chief Executive Officer, whose determination shall be final.

Death, Disability and Retirement

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If an employee’s employment status changes due to death, disability or retirement (at normal retirement age) his or her STIP payment will be calculated using their aggregate base salary earned while in the plan.